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                                                             EXHIBIT 99.B2(k)(i)

           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

     THIS AGREEMENT is made as of December 20, 2002 by and between COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC, a Delaware limited liability company (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

     WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PFPC to provide certain administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. AS USED IN THIS AGREEMENT:

     (a)    "1933 ACT" means the Securities Act of 1933, as amended.

     (b)    "1934 ACT" means the Securities Exchange Act of 1934, as amended.

     (c) "AUTHORIZED PERSON" means any person authorized by the Fund to give Proper Instructions (as defined below) on behalf of the Fund and in respect of whom PFPC has not received written notice from the Fund that such authorization has been revoked.

     (d) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

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     (e)    "INTERESTS" mean Interests in the Fund, as defined in it's Operating
            Agreement.

     (f) "MEMBER" shall have the same meaning given such term in the LLC Agreement (as hereinafter defined).

     (g) "ORGANIZATIONAL DOCUMENTS" means the Fund's charter or articles of incorporation, Limited Liability Company Agreement ("LLC Agreement"), bylaws, confidential memorandum and other documents constituting the Fund.

     (h) "PROPER INSTRUCTIONS" means instructions (which may be standing instructions) received by PFPC from an Authorized Person, in any of the following forms:

            (i)     in writing signed by an Authorized Person; or

            (ii) in communication utilizing access codes effected between electronic devices as may be agreed upon by the parties in writing from time to time; or

            (iii) by such other means as may be agreed upon in writing from time to time, including, without limitation orally, subject to the terms of this Agreement.

     (i)    "SEC" means the Securities and Exchange Commission.

     (j)    "SECURITIES LAWS" means the 1933 Act, the 1934 Act and the 1940 Act.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

     (a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's directors, approving the appointment of PFPC to provide services to the Fund and approving this Agreement;

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     (b)    a copy of the Fund's most recent effective registration statement on
            Form N-2 under the 1940 Act, as filed with the SEC;

     (c) a copy of all of the Fund's Organizational Documents, including without limitation, its Operating Agreement;

     (d)    a copy of the Fund's advisory agreements;

     (e) a copy of any distribution agreement with respect to each class of Interests of the Fund;

     (f) a copy of any additional administration agreement with respect to the Fund;

     (g)    a copy of any pricing policies of the Fund; and

     (h) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

     In addition, the Fund agrees to provide PFPC with copies of any other documents, as amended, as PFPC may reasonably request in connection with PFPC's provision of the services under this Agreement.

4.   COMPLIANCE WITH RULES AND REGULATIONS.

     PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

5.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Proper Instructions.

     (b) PFPC shall be entitled to rely upon any Proper Instructions it receives from an Authorized Person pursuant to this Agreement. PFPC may assume that any

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            Proper Instructions received hereunder are not in any way
            inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors, unless and until PFPC receives Proper Instructions to the contrary.

     (c) If the Fund and PFPC agree that Proper Instructions may be delivered orally (in person or by telephone), the Fund agrees to forward to PFPC written confirmation by an Authorized Person of any oral Proper Instructions by the close of business on the same day that such oral Proper Instructions are received. The fact that such confirmations are not received by PFPC or differ from the oral Proper Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the oral Proper Instructions or PFPC's ability to rely upon such oral Proper Instructions.

6.   RIGHT TO REQUEST ADVICE.

     If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Proper Instructions, from the Fund. PFPC may consult with legal counsel to the Fund as necessary and appropriate.

7.   RECORDS.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, PFPC hereby agrees that all records that it maintains for the Fund are the property of the Fund and PFPC further agrees to surrender promptly to the Fund any of such records upon the Fund's request. PFPC further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records that are required to be maintained under Rule 31a-1 of the 1940 Act.

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8.   CONFIDENTIALITY.

     (a) PFPC agrees on behalf of itself and its employees to keep confidential all records and other information related to the Fund, and the shareholders of the Fund, except in cases in which PFPC is required by law to disclose such information, PFPC is required to disclose such information to a governmental or regulatory agency, PFPC has determined that such disclosure is necessary for the protection of its interests, PFPC has been requested by the Fund to make such disclosure, or PFPC has received the prior written consent of the Fund to make such disclosure. PFPC agrees to use the information it receives from the Fund only for the purposes of performing services under this Agreement. PFPC shall adopt and implement security procedures to protect from improper disclosure or use all confidential information, such procedures to be reasonably acceptable to the Fund and in compliance with all applicable regulatory requirements.

     (b) The Fund agrees on behalf of itself and its employees to keep confidential all records and other information related to PFPC which it may receive, except in cases in which the Fund is required by law to disclose such information, the Fund is required to disclose such information to a governmental or regulatory agency, the Fund has determined that such disclosure is necessary for the protection of its interests, the Fund has been requested by PFPC to make such disclosure, or the Fund has received the prior written consent of PFPC to make such disclosure. The Fund shall adopt and implement security procedures to protect from improper disclosure or use all confidential information, such procedures to be reasonably acceptable to PFPC.

9. COOPERATION WITH ACCOUNTANTS. If requested by the Fund, PFPC shall act as liaison with the Fund's independent public accountants and shall be responsible for providing account

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     analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall assure that the necessary information is timely made available to the Fund's independent accountants for the expression of their opinion.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights and/or trade secrets developed by PFPC.

11.  DISASTER RECOVERY.

     (a) PFPC shall maintain throughout the term of this Agreement a disaster recovery plan (the "Disaster Recovery Plan") in compliance with all regulatory requirements, which Disaster Recovery Plan shall cover all the services provided under this Agreement. For purposes of this Agreement, "Disaster" means any unplanned interruption of operations that materially affects the ability of PFPC to provide services.

     (b) The Disaster Recovery Plan shall provide that, following the declaration of a Disaster, PFPC is able to resume all services in accordance therewith utilizing a disaster recovery site, within the time periods specified in the Disaster Recovery Plan. The Fund may terminate this Agreement in accordance with Section 19(d) in the event that there is a Disaster and PFPC is unable to provide the services in accordance with the Disaster Recovery Plan.

     (c) PFPC shall, at a minimum, test the Disaster Recovery Plan by conducting one (1) test annually and shall provide the Fund with a description of the test results.

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12.  AUDITS OF PFPC SYSTEMS AND FACILITIES. PFPC shall, no more frequently than annually, during regular business hours, upon reasonable notice and at the Fund's expense, permit the Fund or its representatives to perform audits of the facilities, equipment, books and records (electronic or otherwise) and operational systems of PFPC relating to the Fund or the servicing of the Fund pursuant to this Agreement to ensure PFPC's compliance with the terms and conditions of this Agreement and applicable regulations and laws, including but not limited to PFPC's policies relating to internal control and security, business resumption, continuity, recovery, and contingency plans.

13. COMPENSATION. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

14. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC, its affiliates and their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's duties under this Agreement. The provisions of this Section 14 shall survive termination of this Agreement.

15.  RESPONSIBILITY OF PFPC.

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     (a)    PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (b) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion, interruption; loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party. To the extent that such circumstances render PFPC unable to provide services under this Agreement, the Fund may terminate this Agreement in accordance with Sections 11 and 19(d).

     (c) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any Proper Instructions that PFPC reasonably believes to be genuine.

     (d) In no event shall either party to this Agreement be liable to the other party for indirect, special or consequential damages.

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     (e)    The provisions of this Section 15 shall survive termination of this
            Agreement.

16.  DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

     PFPC will perform the following accounting services with respect to each portfolio:

            (i) Journalize investment, capital and income and expense activities;

            (ii) Verify investment instructions are properly authorized before directing cash flows, and confirm receipt of money at investment funds in accordance with PFPC's written procedures;

            (iii)   Maintain individual ledgers for investment securities;

            (iv)    Maintain historical tax lots for each security;

            (v) Record and reconcile corporate action activity and all other capital changes;

            (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

            (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's confidential memorandum;

            (viii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

            (ix) Monitor the expense accruals and notify and officer of the Fund of any proposed adjustments;

            (x) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions;

            (xi)    Calculate capital gains and losses;

            (xii)   Determine net income;

            (xiii) Obtain daily security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain the net asset value, or if the net asset value is unavailable, the net rate of return, directly from the underlying fund's

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                    adviser or general partner, or its delegee, and in either
                    case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC and acceptable to PFPC;

            (xiv) Transmit or mail a copy of the monthly portfolio valuation to the Adviser;

            (xv) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's LLC Agreement and confidential memorandum;

            (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

            (xvii) Prepare annual reports and coordinate annual audit by Fund's auditor;

            (xviii) Prepare a monthly financial statement, which will include the following items:

                         Schedule of Investments
                         Statement of Assets and Liabilities
                         Statement of Operations
                         Statement of Changes in Net Assets

17. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services if required with respect to each portfolio:

     (i)    Prepare monthly security transaction listings;

     (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

     (iii) Prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

     (iv) Coordinate contractual relationships and communications between the Fund and its contractual service providers including auditors, tax professionals, and custodians, as applicable;

     (v) Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

     (vi) Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-30D via EDGAR and coordinate printing of the reports;

     (vii) Copy the board of managers on routine correspondence sent to Members; and

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     (viii) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC.

17A. DESCRIPTION OF REGULATORY ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.
     PFPC will perform the following functions:

     (i) Assist in the preparation of post-effective registration amendments and other filings subject to the review of Fund management and Fund counsel;

     (ii) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (iii) Maintain the Fund's corporate calendar to assure compliance with various filing and board approval deadlines;

     (iv) Assist in the development of agendas, reports, and Board materials for board meetings, and prepare Board books using such materials;

     (v)    Prepare and present quarterly Administrator's Report; and

     (vi) Assist in preparing for and complying with regulatory examinations, and provide assistance with regulatory agencies during their normal review of the Fund.

18. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

            (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of interests in the Fund;

            (ii) Coordinate the printing, mailing and tracking of periodic tender offers;

            (iii) Calculate the pro-rata tender amounts in the event a tender offer is oversubscribed;

            (iv) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with the Fund's LLC Agreement;

            (v) Calculate the Incentive Allocation in accordance with the Fund's LLC Agreement and reallocate corresponding amounts from the applicable Members' accounts to the Adviser's account;

            (vi) Prepare and mail annually to each Member a Form K-1 in accordance with applicable tax regulations;

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            (vii)   Mail Fund offering materials to prospective investors in
                    accordance with instructions from an Authorized Person;

            (viii)  Mailing and collecting responses to periodic tender offers;

            (ix) Mail to investors annually the mid-fiscal year unaudited financial statements and fiscal year end audited financial statements;

            (x) Confirm capital transactions to investors and/or distributors; and

            (xi) Provide statements of account and other notices as needed to investors as agreed upon in writing.

19.  DURATION AND TERMINATION.

     (a)    This Agreement shall continue until terminated by either party on
            (60) days' prior written notice to the other party.

     (b) In the event of termination, all reasonable costs and expenses associated with the movement of records and materials and conversion thereof will be borne by the Fund. PFPC and the Fund will each use commercially reasonable efforts in cooperating with the other party, and any person succeeding to the obligations of either party hereunder, to facilitate the termination of this Agreement and any transitional activities necessitated thereby.

     (c) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a

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            waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

19A. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to Section 19 will be suspended from the time of such agreement until one year after the Change of Control.

20. NOTICES. Notices shall be addressed (a) if to PFPC, at 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Managing Director, Alternative Investment Group; (b) if to the Fund, at c/o Raymond Bligh, 100 Federal Street, 3rd Floor, Mailstop: MADE 10003D, Boston, MA 02110; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by a duly authorized representative of each party to this Agreement. The term "Agreement", as used herein, includes all schedules and

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     attachments hereto and any future written amendments, modifications, or supplements made in accordance with this Section 21. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

22. ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign its rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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25.  MISCELLANEOUS.

     (a) The Fund agrees not to make any modifications to its registration statement or adopt any policies that would affect materially the obligations or responsibilities of PFPC hereunder without providing prior written notice to PFPC.

     (b) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

     (c) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (d) This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law without regard to principles of conflict of law.

     (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.

                                        By: /s/ Neil Andrews
                                            ----------------------

                                        Title:
                                               -------------------


                                        COLUMBIA MANAGEMENT MULTI-
                                        STRATEGY HEDGE FUND, LLC


                                        By: /s/ Raymond W. Bligh
                                            ----------------------

                                        Title: Vice President
                                               -------------------

PFPC USE ONLY:
Business Approval By:
                     --------------
Date:
     ------------------------------
Legal Approval By:
                  -----------------
Date:
     ------------------------------

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